Exhibit 10.1

September 7th , 2020

Attn.

Mrs. Tali Chen

Dear Tali,

Re: Your terms of employment at DSP Group

Since	you have been employed by the Company since February 3rd 2008;

And	for a period of two years – between August 18th 2018 and July 31st 2020 – you were on relocation on behalf of the Company and employed by the Company’s subsidiary;

And	both you and the Company wish for you to be re-employed by the Company, commencing on August 1st 2020, in accordance with the terms of this Agreement;

Now therefore, following are the terms of employment that have been agreed upon:

1.	The preamble to this Agreement and its Annexes constitute an integral part thereof

2.	Annex A & B are part of this agreement

3.	Your Position: Chief Business Officer

4.	Reporting to: Ofer Elyakim, CEO

5.	Salary

5.1.	In consideration for your full-time work, the Company shall pay you a monthly gross salary of 67,600 NIS. There shall be no supplements to the salary, except for those specified in this Agreement.

5.2.

Obviously, you might be required to work overtime or on weekends. Since your position is that of senior management, the Israeli “Hours of Work and Rest Law, 1951”, and amendments thereto, do not apply to you, and therefore you shall not be entitled to any extra payment other than the compensation defined in this agreement.

5.3.	Company car – you may choose to take a company car. If you so choose, the relevant amount will be deducted from your salary, per company policy.

6.	Severance Pay and Pension Arrangement

6.1.

The Company shall provide you with Pension Insurance of your choice (either a “Managers” Insurance” Policy or a comprehensive pension plan, or a combination of the two), the contributions to which shall be at the following monthly rates: (i) 8.33% of the Salary towards severance pay; and (ii) 6.5% of the Salary towards the savings and risk component. The Company shall also deduct 6% of the gross Salary to be paid on your account towards the Policy / Pension Fund.

6.2.

The parties hereby adopt the provisions of section 14 of the Severance Pay Law 1963, both by virtue of the 2006 extension order of the Comprehensive Pension Agreement in the Industry. The Company’s contributions to your pension arrangement will therefore constitute your entire entitlement to severance pay in respect of the paid Salary.

6.3.

The Company waives all rights to have payments mentioned in this section 4 refunded, unless your right to severance pay is denied by a judgment according to sections 16 or 17 of the Severance Pay Law 1963 or in the event that you withdraw funds from the Policy in circumstances other than death, disability or retirement at the age of 60 or over.

7.	Education Fund

You shall be entitled to Education Fund payments. The Company shall contribute to such Fund an amount equal to 7.5% of your Salary and you shall contribute to the Fund an amount equal to 2.5% of your Salary.

8.	Annual leave

8.1.	You shall be entitled to 23 working days' vacation in each calendar year.

8.2.	You should coordinate your vacations with your manager.

8.3.	Vacation days may be carried forward from one calendar year to the next, provided that you use at least 7 vacation days each year and that you shall not accumulate more than 32 days at any time.

8.4.	Notwithstanding the above, the Company may request you to use all or any part of your accrued vacation days at times of shutdowns and organized vacations.

9.	Sick Leave

You shall be entitled to fully paid sick leave of up to 30 days per year with a maximum accumulation of 90 days. Sick leave shall require Medical documentation in accordance with Company policy. Unused sick leave shall not be compensated for.

10.	Recuperation Pay

You shall be paid recuperation pay as required by the relevant extension order.

11.	Annual Bonus

11.1.

You will be eligible for an Annual Bonus comprised out of an MBO scheme (the formula of which is attached as Annex B). The terms of the bonus plan may change annually based on the Company’s business and other objectives. The exact amount of such bonus shall be determined based on the following factors;

11.1.1.	Meeting corporate revenue goals

11.1.2.	Meeting design wins targets

11.1.3.	Meeting corporate profitability targets

11.1.4.	Accomplishment of certain individual objectives

11.2.	The target of such Annual Bonus, comprised of the above MBO scheme, would equal to 0.6 times annual salary and the maximum paid bonus shall not exceed 1.2 times annual salary.

11.3.

Given the transition made in your job function and responsibilities, for fiscal year 2020 only, you shall be entitled to a discretionary bonus, which shall be determined by the sole discretion of Board of Directors of the company.

11.4.	The grant of an annual Bonus and its amount (if granted), shall be subject to board approval.

11.5.	The grant of the Bonus is subject and conditioned upon your active employment with the Company at the date of the Bonus grant.

11.6.

Should your employment be terminated before the completion of a calendar year and you will meet stated objectives during the relevant part of the year when still employed by the company, you will be entitled to a pro rata bonus, subject to board approval.

11.7.	The Bonus or any part thereof shall not be deemed part of your Salary, including for purposes of the entitlement to social benefits.

12.	Adaptation grant

On your first payroll payment you will be entitled to a one-time adaptation bonus at the gross sum of 300,000 NIS.

13.	Term and Termination

13.1.	Your employment shall commence as of August 1st, 2020 (the Commencement Date) and shall continue for an un-fixed term, unless terminated in accordance with the terms of this Employment Agreement.

13.2.

Either party may terminate this Employment Agreement by providing at least 180 days of prior written notice to the other party ("Prior Notice"). During the Prior Notice period you should attend work, continue to perform your position within the Company and train your successor, unless the Company instructs otherwise in writing.

13.3.

Without derogating from the above, at any time during the notice period you may be released from duties, at the Company's discretion. In such case, you will continue to be entitled to all your rights in accordance with this agreement.

13.4.	To avoid doubt, during the notice period, unvested options shall vest in accordance with vesting schedule until end of employment date.

13.5.

By no later than the termination date of your employment with the Company or at such other time as directed by the Company, you shall immediately return to the Company each and every asset (including documents and information) in your possession or control which either belong to the Company or which you became privy to by virtue of your employment by the Company or any of its affiliates.

13.6.

Upon termination or at such other time as directed by the Company, you shall provide the Company with a list of all passwords, write-protect codes and similar access codes used in the context of your work.

13.7.

In the event of change of control that results in termination of your employment “without cause[1]” or resignation for “a good reason[2]” within six (6) months prior to or twelve (12) months following a Change of Control[3], all of your outstanding equity awards shall accelerate and immediately vest.

13.8.	Notwithstanding the above, the Company shall be entitled to terminate this Agreement for Cause without Prior Notice or any payment in lieu of notice.

14.	Company Policy

You shall comply with all Company Policies as shall be amended from time to time.

1  For purposes of this offer letter, a “termination for cause” shall mean:  (i) committing a crime involving dishonesty, breach of trust, or physical harm to any person; (ii) engaging in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) committing a material breach of this Agreement; (iv)  refusing to implement or follow a lawful policy or directive of the Company; or (v) engaging in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally.

2  For purposes of this offer letter “good reason” means the occurrence of one of the following events without your written consent:  (i)  a material reduction in your salary, bonus opportunity or employee benefits; (ii) a material reduction of your title, duties, authority or responsibilities as in effect immediately prior to such reduction

3  For purposes of this offer letter, “change of control” shall mean a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company or by a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent of the total combined voting power of the outstanding securities of the Company.

We wish you the best of luck, joy and satisfaction from your work.

We all hope to be able to work with you for many years of fruitful and mutually beneficial working relationship.

Sincerely yours,

Ofer Elyakim, CEO

DSP Group Ltd.

I have read the above Agreement, carefully and thoroughly, and I fully agree to all of its terms.

I realize and agree that the terms of the Agreement are exhaustive and exclusive.

I also undertake to keep all of my working terms strictly confidential.

Tali Chen	/s/ Tali Chen	August 1, 2020
Full Name	signature	Date

Annex A

Confidentiality

Employee recognizes and acknowledges that the business and affairs of the Company, including products, research programs and documentation, specifications, the methods and data which Company owns, plans or develops, whether for its own use or for use by its clients, developments, designs, formulation, chemical and biological studies, patents, knowhow, inventions either patentable or not and improvements, trade secrets and works of authorship are confidential and are the property of Company. Employee also recognizes that Company's customer lists, supplier lists, proposals and procedures are confidential and are the property of Company. Employee further recognizes and acknowledges that in order to enable Company to perform services for its clients or to obtain services from service providers, those clients or service providers may furnish to the Company confidential information concerning their business affairs, property, methods of operation or other data; that the goodwill afforded to Company depends upon, among other things, Company and its employees keeping such services and information confidential. All of these materials and information including that relating to Company's systems and Company's clients, will be referred to below as "Proprietary Information."

Non-Disclosure

Employee agrees that, except as directed by Company, and in the ordinary course of Company's business, Employee will not at any time, whether during or after Employee's employment with Company, disclose to any person or use, directly or indirectly, for Employee's own benefit or the benefit of others, any Proprietary Information, or permit any person to examine or make copies of any documents which may contain or is derived from Proprietary Information, whether prepared by Employee or otherwise coming into Employee's possession or control. Employee agrees that the provisions of this paragraph shall survive the termination of this Agreement and Employee's employment by Company.

Ownership

a.     Employee warrants, undertakes, and covenants that from the date he first became associated with the Company he has disclosed and he will continue to promptly and fully disclose in confidence and in writing to the Company all inventions, ideas, information, materials, data, know-how, developments, improvements, discoveries, designs, original works of authorship, formulae, concepts, techniques, methods, artwork, systems, programs, processes, compositions of matter, databases, mask works, patent applications filed by Employee or in which he/she is named as an inventor or co-inventor, trademarks, trade secrets and any other intellectual property recognized as such by the laws of any jurisdiction or country (collectively, "Intellectual Property Rights"), related to the Company’s business as conducted and/or as proposed to be conducted, or actual or anticipated research and development, whether or not patentable, copyrightable or protectable as trade secrets, that are made or conceived or first reduced to practice or created by him, either alone or jointly with others, during the period of the Employee's association with the Company and for one (1) year thereafter, whether or not in the course of such association (the “Inventions”).

b.     Employee agrees that all Inventions and/or Intellectual Property Rights conceived by the Employee, whether solely by the Employee or jointly with others, prior to or during the period of the Employee's engagement with the Company, that (a) are/were developed in whole or in part on the Company's time or using equipment, supplies, facilities, Confidential Information or trade secrets of the Company; (b) result/ed from or are suggested by any task assigned to the Employee or any work performed by Employee for or on behalf of the Company, its affiliates or subsidiaries, or by the scope of the Employee's duties and responsibilities with the Company, its affiliates or subsidiaries; and/or (c) relate/d in any manner to the actual or anticipated business, work, or research and development of the Company, its affiliates or subsidiaries, are and will remain the sole and exclusive property of the Company (the “Company Inventions”).

c.     Employee hereby assigns and transfers to the Company and agree to assign and transfer in the future (when any such Company Invention is first reduced to practice or first fixed in a tangible medium, as applicable), for no additional consideration or compensation, to the fullest extent under applicable law, the Employee's entire right, title and interest in and to all Company Inventions. Without derogating from the aforementioned, the Employee hereby explicitly waives any interest, claim or demand that the Employee may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Company Inventions, including but not limited to, any claims for consideration, compensation or royalty pursuant to Section 134 of the Israeli Patent Law 1967 (the "Patent Law"). The Employee hereby acknowledges and declares that the Salary and any other benefits provided under this Agreement constitute the entire compensation to which the Employee is entitled to and includes any and all consideration with respect to the Company Inventions developed by Employee. The Employee further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalty with respect to the Moral Rights (as defined below) and the Company Inventions before the committee for Compensation and Royalties under the Patent Law (the "Committee").

d.      The Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Company Inventions which records shall be available to, and remain the sole property of, the Company at all times.

e.     The Employee agrees that he/she will not incorporate, or permit to be incorporated, Prior Inventions (as defined below) in any Company Inventions without the Company’s prior written consent.

f.     The Employee confirms and undertakes that he/she does not have at present, and that he/she will abstain from commencing any law suit or claim against the Company with regards to the Company Inventions, including claims with regards to ownership and/or infringement of the Company Inventions. The Employee hereby explicitly waives any interest, claim or demand for any Moral Rights that he/she have or may have in the future, with respect to the Company Inventions and all rights to assert against the Company, any claim whatsoever, before any forum, including without limitations judicial and administrative forums, with respect to said compensation for Company Inventions or with respect to said Moral Rights. “Moral Rights” as used herein means the rights of an author under Section 45 of the Israeli Copyright Law, 2007, or any other similar provision under any law of any applicable jurisdiction, including the right of the author to be known as the author of his/her work; to prevent others from being named as the author of his/her work; to prevent others from making deforming changes in his/her work in a manner that reflects negatively on his/her professional standing, his/her goodwill or dignity.

g.     The Employee agrees to assign all his/her right, title, and interest in and to any particular Company Invention to a third party as may be directed by the Company. The Employee further acknowledges that the Company from time to time may have agreements with other persons or with government authorities, or agencies thereof, which impose obligations or restrictions on the Company regarding Company Inventions made during the course of work hereunder or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions and to take all actions necessary to discharge such obligations of the Company.

h.     Employee agrees to assist the Company, during the period of the Employee's engagement and thereafter, in every proper way to obtain for the Company and enforce any United States, Israeli and/or foreign Intellectual Property Rights relating to the Inventions of the Company in any and all countries. Employee shall execute and deliver such conveyance instruments and take such further actions as may be necessary or desirable to register such Intellectual Property Rights by the competent authorities and evidence more fully the transfer of ownership of the Company Inventions to the Company and to defend and enforce the Intellectual Property Rights therein. The Employee therefore agrees that, if necessary, the Employee will: (a) execute, acknowledge, and deliver any affidavits or documents of assignment and conveyance regarding the Company Inventions; (b) serve as witness or consultant as reasonably requested; and /or (c) perform any other acts deemed necessary to carry out the intent of this Agreement. In the event the Company is unable to secure the Employee’s signature on any document needed in connection with such purposes, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney in fact, which appointment is coupled with an interest, to act on his/her behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by the Employee. The Employee's obligations under this Section will continue beyond the termination of this Agreement, provided that the Company will compensate the Employee at a reasonable rate after such termination for time or expenses actually spent by the Employee at the Company’s request on such assistance.

i.     Upon termination of the Employee’s engagement or upon the Company’s request at any other time, the Employee shall deliver to the Company all of the Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions or Confidential Information of the Company and certify in writing that he/she has fully complied with the foregoing obligation. The Employee agrees that he/she will not copy, delete, or alter any information contained on the Company computer before he/she returns it to the Company.

2.	Non-Compete

a.     Employee agrees that as long as the Employee is employed by the Company and for a period of twelve (12) months after termination of employment, for any reason, Employee will not, directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venture, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world, engage in, become financially interested in, be employed by or have any connection with any business or venture that is engaged in any activities involving (i) products or services competing with the Company’s products or services, or with such of the Company’s Affiliates products and services which relate to the Company’s Business, as they shall be at the time of termination of the Employee's employment, or (ii) information, processes, technology or equipment which competes with information, processes, technology or equipment in which the Company has a proprietary interest, or in which any of the Company’s Affiliates then has a proprietary interest and which are related to the Company’s Business. The foregoing shall not apply to (i) holdings of securities of any company the shares of which are publicly traded on an internationally recognized stock exchange, which do not exceed 1% of the issued share capital of such public company, so long as the Employee has no active role in such public company as a director, officer, employee, consultant (including as an independent consultant) or otherwise, or (ii) de minimis non-commercial activities.

b.     Employee further agrees that as long as the Employee employed by the Company and for a period of twelve (12) months after termination of employment, for any reason, Employee shall not- either directly or indirectly, either alone or jointly with others or as an employee, agent, consultant owner, partner, joint venturer, stockholder, broker, principal, corporate officer, director, licensor or in any other capacity or as an employee of any person, firm or company, anywhere in the world- solicit, canvas or approach in competition with the Company, any person or entity which, to the Employee's knowledge, was provided with goods or services by the Company ("Customer"), provided goods or services to the Company ("Provider") or who invested or contemplated investment in the Company ("Investor") at any time during the 24 months immediately prior to the termination date of the Employee's employment with the Company ("Termination Date"), for the purpose of offering or receiving goods or services of the same type as or similar to the goods or services supplied or received by the Company at the Termination Date or for the purpose of soliciting investment in an entity other than the Company.

c.     The Employee agrees that during the term of the Employee’s employment with the Company and for a period of 12 months for any reason, Employee will not, either directly or indirectly, including personally or in any business in which the Employee is an employee, officer, director, shareholder, consultant or contractor, for any purpose or in any place, solicit or encourage or endeavor to solicit or encourage or cause others to solicit or encourage any employees of the Company or of the Company’s Affiliates to terminate their employment with the Company or with the Company’s Affiliates as applicable.

d.     If the Employee breaches any of his/her obligations under this Section, the Employee will be obligated to return the Company, immediately, the Special Compensation.

e.     The Employee declares and acknowledges that: (a) the Employee's obligations of protecting the confidentiality and non-competition provisions included in this Agreement are fair, reasonable, and proportional, especially in light of the Special Compensation he receives under this Agreement which is designed to protect the Company’s secrets and its confidential information, which constitute the essence of its protected business and commercial advantage in which significant capital investments were made; breach of an obligation under this Section shall contradict the nature of the special trust and relationship of loyalty between the parties, the fair and proper business practices, the duty of good faith and fairness between the parties, shall harm the Company, and shall constitute a material breach of this Agreement and the trade secrets, confidential connections, confidential information, and other privileged interests of the Company; and (b) the Employee declares that his/her obligations under this Section, which are reasonable and proportional- do not prevent the Employee from developing his general knowledge and professional expertise in the area of his business, with respect to those who are not customers and employees of the Company and without usurping its trade secrets.

3.	Non solicitation

a.     During your employment with the Company and for a period of 12 months after the termination thereof, you shall not canvass, solicit, or endeavor to entice from the Company, or otherwise have any business dealings with any person or entity who is or which at any time during your employment was an employee, partner, joint venture or licensor of the Company or other commercial contractor of whatever nature.

Annex B

Example of an MBO scheme

Weight	Objective	Target	Payout
X%	Meeting Company revenue objectives	0 if Actual Revenue <= $XMM 0.6 if Actual Revenue = $YMM 1.2 if Actual Revenue >= $ZMM	Payout is linear between points
Y%	AOP and DW targets	0 if 2021 Revenues in AOP <=$XMM 0.6 if 2021 Revenues in AOP = $YMM 1.2 if 2021 Revenues in AOP >= $ZMM	Payout is linear between points
Z%	Meeting Company profitability objectives	0 if Actual EBITDA <= $XMM 0.6 if Actual EBITDA = $YMM 1.2 if Actual EBITDA >= $ZMM	Payout is linear between points
W%	Individual Objectives/ Discretionary part